EXHIBIT 99.2
                                (GeoScience Logo)

               GEOSCIENCE CORPORATION ANNOUNCES THIRD QUARTER AND
                               NINE MONTHS RESULTS

      HOUSTON, TEXAS, October 28, 1997 - GeoScience Corporation (Nasdaq:GSCI) today announced results for the third quarter and nine month period ended September 30, 1997.
      Revenue from continuing operations for the third quarter of 1997 was $18.2 million compared to $28.0 million reported in last year's comparable restated quarter. The Company experienced a net operating loss from continuing operations for the period of $2.1 million, or $0.21 per share versus net income from continuing operations of $1.9 million, or $0.18 per share, for the restated third quarter of 1996.
      For the nine month period ended September 30, 1997, revenue from continuing operations was $64.8 million compared to $66.9 million for the same restated period last year. Net income from continuing operations was $100,000, or $0.01 per share, versus net income from continuing operations of $4.2 million, or $0.46 per share, for the restated first nine months of 1996.
      As announced by the Company on September 2, 1997, the loss from continuing operations reported for the third quarter of 1997 was partially the result of approximately $16 million of anticipated sales shifting to the fourth quarter of 1997 and the first quarter of 1998. The Company believes that none of these sales opportunities have been lost to competition, but rather have been postponed due to internal logistical issues at their customers. Additionally, higher engineering, manufacturing and warranty costs contributed to the Company's loss from continuing operations. The Company believes that a portion of the increased manufacturing costs recorded in the third quarter of 1997, approximately $700,000 or $0.07 per share after tax, more properly relates to the operations of the first and second quarters. The Company is currently determining the appropriate impact by quarter. Upon completion thereof, the Company will amend its first and second quarter Form 10-Q filings as required. The most recent improvements to the 24-bit seismic data acquisition module have enhanced the product's reliability and are expected to reduce engineering , manufacturing and warranty costs going forward.
      "Despite the timing of large orders for our type of products often being unpredictable, we still believe there is a growing demand for our equipment. We remain confident that we will benefit from the increased activity in the oil industry, continued exploration in deep ocean waters and more demand for 3D technology than ever before," commented Richard F. Miles, President. "Additionally, the completion of the sale of our geoscientific software business, CogniSeis Development, Inc., has positioned us to better serve our customers by focusing our full attention on our seismic data instrumentation business while at the same time strengthening our financial position."
      GeoScience Corporation designs, develops and manufactures seismic data acquisition systems and provides services for the oil and gas exploration and production industry.

                                       ***

FORWARD-LOOKING STATEMENTS IN THIS RELEASE ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. INVESTORS ARE CAUTIONED THAT ALL FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, INCLUDING, WITHOUT LIMITATION, RISKS ASSOCIATED WITH THE UNCERTAINTY OF MARKET ACCEPTANCE OF THE COMPANY'S PRODUCTS, LIMITED NUMBER OF CUSTOMERS, AS WELL AS RISKS OF DOWNTURNS IN ECONOMIC CONDITIONS GENERALLY, RISKS ASSOCIATED WITH COMPETITION AND COMPETITIVE PRICING PRESSURES, AND OTHER RISKS DETAILED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

      For further information contact:
      Richard F. Miles                          Ed Bisno/Stacy Lipschitz
      President                                 Media Relations - Lee Foley
      GeoScience Corporation                    Morgen-Walke Associates
      10500 Westoffice Drive, Ste. 210          380 Lexington Avenue, 50th Floor
      Houston, TX 77042                         New York, New York 10168
      (713) 780-1881                            (212) 850-5600

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                             GEOSCIENCE CORPORATION
                         CONSOLIDATED SUMMARY OF RESULTS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                         Quarter Ended
                                                          September 30,
                                                      --------------------
                                                        1997        1996
                                                      --------    --------
Sales .............................................   $ 18,163    $ 28,008

   Income (loss) from continuing operations .......     (2,137)      1,865
   Loss from discontinued operation ...............                   (727)
                                                      --------    --------
       Net income (loss) ..........................   $ (2,137)   $  1,138
                                                      ========    ========

Earnings (loss) per common share:
   Continuing operations ..........................   $   0.21    $   0.18
   Discontinued operation .........................       --         (0.07)
                                                      --------    --------
       Net income (loss) ..........................   $  (0.21)   $   0.11
                                                      ========    ========

Average common shares outstanding .................     10,046      10,437
                                                      ========    ========

                                                       Nine Months Ended
                                                         September 30,
                                                      --------------------
                                                        1997        1996
                                                      --------    --------
Sales .............................................   $ 64,815    $ 66,877

   Income from continuing operations ..............        101       4,235
   Loss from discontinued operation ...............     (1,588)     (2,495)
                                                      --------    --------
       Net income (loss) ..........................   $ (1,487)   $  1,740
                                                      ========    ========
Earnings (loss) per common share:
   Continuing operations ..........................   $   0.01    $   0.46
   Discontinued operation .........................      (0.16)      (0.27)
                                                      --------    --------
       Net income (loss) ..........................   $  (0.15)   $   0.19
                                                      ========    ========
Average common shares outstanding .................     10,123       9,179
                                                      ========    ========

1996 results have been restated for the discontinued geoscientific software subsidiary.